Exhibit 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:

Deck Slone
Vice President, Investor
Relations and Public Affairs
(314) 994-2717

FOR IMMEDIATE RELEASE
July 15, 2005

Arch Coal Comments on Continuing Disruptions in U.S. Rail Service

     St. Louis – Arch Coal, Inc. (NYSE:ACI) today commented on the implications of recent rail disruptions on U.S. coal markets as well as Arch’s expected financial performance.

     “As the major western rail carriers have already reported, rail service in the Powder River Basin of Wyoming was severely impacted by a series of weather-related events in April and May,” said Steven F. Leer, Arch’s president and chief executive officer. “As a result of those events, the joint line operated by the Union Pacific and the BNSF has been undergoing major maintenance and repair work that is expected to significantly reduce shipping capacity through the end of the year.” Recovery and major maintenance efforts commenced on the section of the rail system where the rail spur of Arch’s Black Thunder mine joins the main line, and will proceed south over time.

     Coupled with continuing poor performance by the eastern railroads, these disruptions could lead to significant challenges for U.S. power plants, according to Leer. “We are likely to see a rapid draw-down of power plant stockpiles, particularly if current above-average temperatures persist,” Leer said. Utility stockpiles at the end of June were already approximately 15% below the five-year average, according to Arch estimates.

     “This stockpile liquidation is likely to result in unprecedented demand for coal as we enter 2006, as utilities commence what is likely to be a multi-year effort to rebuild stockpiles to targeted levels,” Leer said. “During that time, competition for available tons is likely to be intense.”

     In fact, prices for Powder River Basin coal have already strengthened significantly in recent quarters, according to Leer. Since the beginning of 2005, Arch has signed commitments to ship approximately 15 million tons of PRB coal per year in 2006, 2007 and 2008, at average netbacks to the mine that are 40% to 60% higher than the company’s average realization for PRB coal during the first quarter of 2005, factoring in the premium earned for Black Thunder coal based on current sulfur dioxide emissions allowance prices.

     Longer term, the railroads’ decision to perform major maintenance on the entire joint line rail system beginning immediately should lead to significant improvements in service levels next year, Leer said. “While we are extremely disappointed in the recent performance of the railroads, we’ve been assured that the work being done currently will translate into a more efficient and reliable rail system – one that can support the expected rapid growth in demand for Powder River Basin coal,” Leer said.

     While the long-term outlook for U.S. coal markets continues to strengthen, poor rail performance and operational difficulties at the company’s Mingo Logan longwall mine in West Virginia during April and May adversely affected Arch’s second quarter results and are expected to reduce the company’s results for the full-year as well. During the second quarter alone, poor rail service reduced Arch’s shipments by more than four million tons and resulted in production curtailments of approximately two million tons due to high mine inventory levels. In total, rail-related challenges reduced Arch’s net income by an estimated $0.35 per share for the quarter.

     Arch expects to report earnings of approximately $0.05 per share for its second quarter, excluding charges related to the termination of hedge accounting for interest rate swaps. For the full year, the company expects earnings in the range of $0.75 to $1.25 per share, based on current assumptions about rail performance.

     “Despite ongoing rail challenges, we are more confident than ever about the long-term prospects for our company,” Leer said. “A growing economy, high prices for competing fuels and hotter-than-normal summer temperatures should translate into very robust demand in the future. Given current constraints on supply, that should support an extremely attractive and sustainable coal market in the years ahead.”

     Arch Coal will release its full quarterly financial results on Monday, July 25, before the market opens. A conference call to discuss those results will be webcast live at 11 a.m. Eastern Time on that same day, and will be accessible via the “investor” section of the Arch Coal website at www.archcoal.com.

     Arch Coal is the nation’s second largest coal producer with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 7 percent of the electricity generated in the United States.